Exhibit 8.1

SUBSIDIARIES

Subsidiary	Country of Incorporation

Camelia Navigation S.A.	Marshall Islands
Canyon I Navigation Corp.	Marshall Islands
Donna Marine Co.	Marshall Islands
Explorer Shipholding Limited.	Marshall Islands
Fairplay Maritime Ltd.	Marshall Islands
Frontline Marine Co.	Marshall Islands
Imperator I Maritime Company.	Marshall Islands
Opera Navigation Co.	Marshall Islands
Trade Force Shipping S.A.	Marshall Islands
Protea International Inc.	Liberia
Reading Navigation Co.	Liberia

SK 25744 0001 875959